Exhibit 99.1

Thomas Properties Group Announces Exercise of Option to Liquidate TPG/CalSTRS Joint Venture
LOS ANGELES - July 31, 2013- Thomas Properties Group, Inc. (NYSE: TPGI) announced today that it has elected to exercise its option to liquidate TPG/CalSTRS, LLC (“TPG/CalSTRS”) its joint venture with California State Teachers’ Retirement System (“CalSTRS”) that owns City National Plaza in downtown Los Angeles, CityWestPlace and San Felipe Plaza in Houston and three properties in Northern Virginia.
In connection with the liquidation, on or before September 30, 2013, subject to certain closing conditions, Thomas Properties Group will make an equity contribution of approximately $163 million to TPG/CalSTRS (the “Contribution Amount”). In the liquidation, TPG/CalSTRS will distribute to CalSTRS the Contribution Amount and the entities that own City National Plaza, subject to existing mortgage debt and will distribute to Thomas Properties Group the entities that own CityWestPlace and San Felipe Plaza in Houston and three properties in Northern Virginia, also subject to existing mortgage debt. Unless waived by CalSTRS, the liquidation will be subject to CalSTRS having a binding agreement on its own behalf to sell City National Plaza to a third party immediately after the closing of the liquidation.
“We are proud of our accomplishments in reestablishing City National Plaza as the premier property in downtown Los Angeles,” said Thomas Properties Chairman and CEO James A. Thomas. “We believe this is an opportune time to significantly increase our interest and take control of the Houston assets currently in the joint venture, representing over 2.5 million square feet of Class A office space in some of the strongest submarkets of Houston. The Houston market is growing and is attracting increasing levels of both domestic and foreign capital, which is driving values in the market.”
Thomas Properties has significant cash on hand as a result of its non-core disposition activity over the past couple of years and is also in advanced discussions with potential capital providers to participate in funding the Contribution Amount.
About Thomas Properties Group
Thomas Properties Group, Inc., is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.
Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements which are based on TPGI’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements about the benefits of the agreements recently entered into by TPGI with CalSTRS. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include TPGI’s ability to obtain funding to complete the proposed transactions with CalSTRS, the ability to obtain lender consent to such transactions, CalSTRS’ ability to monetize City National Plaza, actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Thomas Properties Group
Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213.613.1900